NATUREX



                                   LOAN AMOUNT:

                                 7,500,000 EUROS

                                       AND

                                 22,500,000 USD


                          AGREEMENT DATED JUNE 28, 2005



                                    ARRANGER

                           NATEXIS BANQUES POPULAIRES



                                  PARTICIPANTS

        CREDIT LYONNAIS                      NATEXIS BANQUES POPULAIRES

             CIC LYONNAISE DE BANQUE            CRCAM ALPES PROVENCE

                                SOCIETE GENERALE



                                      AGENT

                           NATEXIS BANQUES POPULAIRES


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                                TABLE OF CONTENTS
                                     ------

                                                                    PAGE NUMBERS

APPEARANCES........................................................      1-2
-----------

INTRODUCTION -   Definitions.......................................      2-7
------------

Article  1       Loan .............................................      7-8
Article  2       Payments from Tranche A-from Tranche B ...........      8-10
Article  3       Interest..........................................     10-11
Article  4       Commissions ......................................      11
Article  5       Annual Percentage Rate............................      11
Article  6       Loan Repayment-Interest Payments..................     11-12
Article  7       Market Failure....................................     12-13
Article  8       Changed Circumstances.............................     13-14
Article  9       Miscellaneous Expenses............................      14
Article 10       Payments..........................................     14-15
Article 11       Early Repayment...................................     15-16
Article 12       Delinquent Interest - Capitalization..............     16-17
Article 13       Equalization of Payments..........................      17
Article 14       Allocation of Payment ............................      17
Article 15       Promise of Guarantees.............................      17
Article 16       Representations...................................     17-18
Article 17       Specific Commitments..............................     18-21
Article 18       Early Call of the Loan and Termination............     21-23
Article 19       Agent's Mandate...................................     23-24
Article 20       Agent's Succession................................      25
Article 21       Assignment of rights and obligations..............      25
Article 22       Notice............................................      26
Article 23       Non-waiver........................................      26
Article 24       Amendments........................................      26
Article 25       Severability......................................      26
Article 26       Translation.......................................      27
Article 27       Applicable Law - Jurisdiction - Domicile .........      27

APPENDICES
----------

     1    LIST OF REFERENCE BANKS
     2    SAMPLE PAYMENT NOTE FOR TRANCHE A OF THE LOAN
     3    SAMPLE PAYMENT NOTE FOR TRANCHE B OF THE LOAN
     4    SAMPLE DEED OF CONVEYANCE

BY AND BETWEEN:


1) Natexis Banques Populaires, a French company with share capital of 772,095,392 Euros, with its headquarters located at 45 rue Saint-Dominique, Paris 75007, entered in the Paris Trade and Company Registry under number B 542 044 524,

Represented by the undersigned, Mr. Marc Chevrette and Mr. Christophe Rizzo.


2) The bank Credit Lyonnais, a French company with share capital of 1,833,665,297 Euros, with its headquarters located at 19 Boulevard des Italiens, Paris 75002, entered in the Lyon Trade and Company Registry under number B 954 5509 741,

Represented by the undersigned, Ms. Beatrice Libosvar,


3) The bank Societe Generale, a French company with share capital of 542,691,448.75 Euros, with its headquarters located at 29 Boulevard Haussman, Paris 75009, entered in the Paris Trade and Company Registry under number B 552 120 222,

Represented by the undersigned, Mr. Frank d'Hoir,


4) The bank CIC Lyonnaise de Banque, a French company with share capital of 228,290,262 Euros, with its headquarters located at 8 Rue de la Republique, Lyon 69001, entered in the Lyon Trade and Company Registry under number B 954 507 976,

Represented by the undersigned, Mr. Patrick Froment,


5) The bank Caisse Regionale de Credit Agricole Mutuel Alpes Provence with its headquarters located at 25 Chemin des Trois Cypres, Aix-en-Provence 13090, entered in the Aix-en-Provence Trade and Company Registry under number D 381 976 448,

Represented by the undersigned, Mr. Olivier Ebelin Germann,

          Natexis Banques Populaires, Credit Lyonnais, Societe Generale, CIC Lyonnaise de Banque and Caisse Regionale de Credit Agricole Mutuel Alpes Provence, jointly referred to hereinafter as "the Lenders" unless it is necessary to refer to them individually, and Natexis Banques Populaires, sometimes referred to as the Agent.


                                                      PART OF THE FIRST PART


6) Naturex, a French company with share capital of 3,246,777 Euros, with its headquarters located at Z.A.C. du Pole Technologique Agro Parc, Montfavet, Avignon 84140, entered in the Trade and Company Registry under number. 384 093 563,

Represented by the undersigned, Mr. Thierry Lambert, Deputy Chief Executive Officer, duly authorized for this purpose by virtue of a Board of Directors Meeting held on June 3, 2005,


                                 hereinafter referred to as  "the Borrower",


                                                    PARTY OF THE SECOND PART


THE PARTIES AGREE AS FOLLOWS:


DEFINITIONS
-----------

For the application and interpretation of this Agreement, the terms and expressions used shall have the meaning defined hereinafter:

AGENT: refers to Natexis Banques Populaires, or as applicable, any successor in this position who is appointed in accordance with Article 20.

ARRANGER: refers to Natexis Banques Populaires.

NOTE: refers either the Note for Tranche A of the Loan or the Note for Tranche B of the Loan.


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                                      -3-


NOTE FOR TRANCHE A OF THE LOAN: refers to a note structured like the sample attached as Appendix 2.

NOTE FOR TRANCHE B OF THE LOAN: refers to a note structured like the sample attached as Appendix 3.

REFERENCE BANKS:

- to set the EURIBOR index in the event of market failure:

     o  BNP-Paribas - Paris
     o  Credit Agricole S.A. - Paris
     o  Credit Lyonnais - Paris
     o  Societe Generale - Paris
     o  Natexis Banques Populaires - Paris

- to set the LIBOR index in the event of market failure:
     o  HSBC - London
     o  BNP-Paribas - London
     o  Royal Bank of Scotland - London
     o  Calyon - London

CONSOLIDATED FINANCIAL STATEMENTS: refers to the financial statements for Naturex and its subsidiaries

HALF-YEARLY FINANCIAL STATEMENTS: refers to the financial statements for Naturex and its subsidiaries ending on June 30th of each year.

ANNUAL FINANCIAL STATEMENTS: refers to the financial statements for Naturex and its subsidiaries ending on December 31st of each year.

CONSOLIDATION: refers to the date upon which Tranche B will be consolidated into a loan, namely December 30, 2005.

AGREEMENT: refers to this agreement and its appendices, as altered or completed by any later amendment, if applicable.

FINAL REPAYMENT DATE FOR TRANCHE A OF THE LOAN: refers to June 30, 2010.

FINAL REPAYMENT DATE FOR TRANCHE B OF THE LOAN: refers to June 30, 2012.

INTEREST REPAYMENT DATE: refers to the last day in an Interest Period upon which the interest is due, for both Tranche A and Tranche B of the Loan.

PRINCIPAL REPAYMENT DATE: for Tranche A of the Loan, this refers to June 30, 2010 and for Tranche B of the Loan, each of the Repayment Dates set forth in
Article 6, Paragraph II, with the consideration that each of these dates must correspond with an Interest Repayment Date.

SIGNATURE DATE: refers to the date upon which the Agreement is signed.

US DOLLAR OR USD: refers to the currency that is legal tender in the United States of America.

BORROWER: refers to Naturex, a public company with share capital of 3,246,777 Euros, with its headquarters located at Z.A.C. du Pole Technologique, AGROPARC, Avignon 84911, entered in the Avignon Trade and Company Registry under No. 384 093 563.

COMMITMENT: for each Lender, the total amount listed in conjunction with its name in Article 1 and Appendix 1, as it is decreased, reduced to zero, or eliminated in accordance with the stipulations of the Agreement.

EONIA: refers to the arithmetical mean of the rates established for interbank loans on a daily basis provided by a sample of reference banks, weighted by the respective volume of transactions carried out; this rate is calculated by the European Central Bank, distributed by the Banking Federation of the European Union and published in page 247 of Telerate on the business day following the date of the transactions used to determine the base rate.

EURIBOR: refers to the average rate rounded to three decimal places, established by the Banking Federation of the European Union, upon which the interbank deposits in euros for a period of three (3) months are conducted between prime banks within the euro zone, as published on page 248 of Dow Jones Telerate, or on any other page that shall be substituted for it.

COMPANY YEAR: refers to the fiscal year for Naturex. This starts on January 1 of the year and ends on December 31 of the same year.

EUROS OR EUR: refers to the currency that is legal tender in France and in euro zone countries.

FED FUNDS: refers to the interest rate applicable for USD transactions on a daily basis, as is published and distributed on the Federal Bank of New York website (http:/www.ny.frb.org/)

SUBSIDIARY: refers to any company that is directly or indirectly controlled by the Borrower in accordance with Sections L.233-3 and L.233-4 of the New Commercial Code.

BUSINESS DAY: for drafts in euros, each full day that finance companies and banks are open in metropolitan France and the Paris interbank market is operating, and for drafts in US dollars, each full day that banks are open in Paris, London and New York.

LIBOR: refers to the arithmetic mean, rounded to a maximum of five (5) decimal places (the fifth being rounded up if the sixth decimal place is greater or equal to the number five (5)), expressed as an annual rate, of the rates offered by prime banks, for deposits in US dollars, of a comparable amount, and for a term of one month for the one (1) month interest periods and for a term of three
(3) months for the three (3) month interest periods on the London interbank market, LIBOR, as it is published under the supervision of the British Bankers Association on page 3740 or 3750 of the Dow Jones Telerate, or of any other page that shall be substituted for it, two Business Days before the start of the interest period in question, at eleven (11) hours in the morning (GMT).

LENDER MAJORITY: in relation to a given decision, the Lenders whose total Participation represents, at any given moment, 67% of the total outstanding principle of this loan.

MARGIN: for Tranche A, the annual percentage added to EURIBOR at three (3) months, or 1.30%, for Tranche B, the annual percentage added to LIBOR for the interest period in question (1 or 3 months), or 1.30%.

NEWCO: refers to the company created specifically to purchase the American company "Pure World".

PARTICIPATION: for each Lender, the total percentage of its holding in the loan associated with its name in Article 1 and Appendix 1, as decreased, reduced to zero or eliminated, as applicable, by virtue of the stipulations of the Agreement.

INTEREST PERIOD: for Tranche A, each successive period of three (3) months, the first starting on the day that the Borrower receives the funds for Tranche A, and for Tranche B, during the draft period, each successive period of one (1) month, the first starting on the day that the Borrower receives the funds and starting from the Consolidation, each successive period of three (3) months.

As stated:

- if an Interest Repayment Date does not fall on a Business Day, this repayment date shall be postponed to the next Business Day, except in the event that this pushes the Repayment Date into the next calendar month, in which case it shall be pushed back to the first Business Day before the set Repayment Date,

- if an Interest Period is extended or shortened by application of the paragraph hereinabove, the next Interest Period shall end on the day it would have ended if the preceding Interest Period was not shortened or extended.

DRAFT PERIOD: for Tranche B of the Loan, the period starting three (3) Business Days following the Signature Date and continuing until May 31, 2006, during which the Borrower may request that the Lender pay Tranche B in portions.

LOAN: refers to this loan.

LENDER: refers to any financial institution or bank whose branch name and address, on the signature date of this Agreement, must be accompanied by its Loan Participation, listed in Appendix 1, as well as any financial institution or bank to which all or part of the rights and responsibilities of a financial institution or bank shall later be transferred under this Agreement in accordance with Article 21 hereinafter.

LENDERS: refers to the group of banks and financial institutions listed in
Article 1 and Appendix 1, as well as any other bank or financial institution to which all or part of the rights and obligations of one of the banks or financial institutions are later transferred in accordance with Article 21 hereinafter.

RATIOS:

     o  R 1:  the Consolidated Net Financial Debt/Consolidated EBITDA Ratio
     o  R 2:  the Consolidated Net Financial Debt/Consolidated Capital Ratio

To verify said Ratios:

- CONSOLIDATED NET FINANCIAL DEBT: refers to the sum of the following items:
"Loans and Financial Debt", "Current Financial Assistance" and "Current Associate Accounts", minus "Available Funds" as they are officially defined in the Naturex Consolidated Balance Sheet.

- CONSOLIDATED ASSETS: refers to the total capital as itemized on the Naturex Consolidated Balance Sheet..

- CONSOLIDATED EBITDA: refers to the earnings before interest, taxes, depreciation and amortization as itemized on the Naturex Consolidated Balance Sheet.

It is specified herein that the Ratio levels must be approved by the Statutory Auditors within a maximum of 90 days after the publication of the Half-Yearly Consolidated Balance Sheets and 120 days after the publication of the Naturex Annual Consolidated Accounts and that the half-yearly Net Financial Debt/EBITDA Ratio shall be calculated as follows:

Consolidated Net Financial Debt as of June 30/Consolidated EBITDA for the first half of fiscal year N + ((Consolidated EBITDA Fiscal Year N - 1) - Consolidated EBITDA for the first half of fiscal year N - 1)).

TRANCHES: refers to the two Tranches of the Loan, namely Tranche A and Tranche B.

TRANCHE A: refers to the part of the Loan amounting to 7,500,000 euros for which the Final Repayment Date is set at June 30, 2010.

TRANCHE B: refers to the part of the Loan amounting to USD 22,500,000 for which the Final Repayment Date is set at June 30, 2012.


ARTICLE ONE - LOAN:
------------------

The Lenders shall grant to the Borrower, who shall accept, a Loan consisting of two Tranches, Tranche A, for a maximum amount of SEVEN MILLION FIVE HUNDRED THOUSAND EUROS (EUR 7,500,000), with a term of five (5) years and Tranche B, for a maximum amount of TWENTY TWO MILLION, FIVE HUNDRED THOUSAND US DOLLARS, with a term of seven (7) years.

The Borrower intends this Loan to grant current account advances to Newco for the partial financing of Newco's acquisition of 100% of the American company Pure World.

The loan is distributed in the following manner:

For Tranche A:

- for Natexis Banques Populaires: 1,500,000 EUROS, or 20%,

- for Societe Generale:  1,500,000 EUROS, or 20%,

- for Credit Lyonnais: 1,500,000 EUROS, or 20%,

- for CIC Lyonnaise de Banque:  1,500,000 EUROS, or 20%,

- for CRCAM Alpes Provence:  1,500,000 EUROS, or 20%.

For Tranche B:

- for Natexis Banques Populaires: 4,500,000 USD, or 20%,

- for Societe Generale:  4,500,000 USD, or 20%,

- for Credit Lyonnais:  4,500,000 USD, or 20%,

- for CIC Lyonnaise de Banque:  4,500,000 USD, or 20%,

- for CRCAM Alpes Provence:  4,500,000 USD, or 20%.

Each Lender's responsibilities under this Agreement are independent from those applicable to the other Lenders and there are no ties between them. No Lender shall be responsible for the responsibilities of any of the other Lenders; failure by one or more Lenders to fulfill the obligations applicable to them under the Agreement shall in no way affect the rights or responsibilities of the Borrower with regard to the other Lenders, and it shall not free the other Lenders from their own responsibilities under this Agreement.

Each Lender declares that it has conducted its own investigations of the financial situation and solvency of the Borrower, using the information and documents that it deemed appropriate, and acknowledges that it is solely based on this investigation that it has decided to participate in the Agreement without leaving the decision up to the Agent or one of the Lenders.

ARTICLE 2 - PAYMENTS FOR TRANCHE A AND TRANCHE B:
-------------------------------------------------

Tranche A shall be paid in a single installment, on a date to be agreed upon with the Agent, starting on the third Business Day following the fulfillment of the suspensive conditions set forth hereinafter.

Tranche B shall be paid to the Borrower, in one or more portions of a minimum amount of 3,000,000 US dollars, on dates to be agreed upon with the Agent, starting from the third Business Day following the fulfillment of the suspensive conditions set forth hereinafter and at the earliest, at the same time as Tranche A. The last portion shall be paid on December 30, 2005 at the latest.

The Borrower expressly authorizes the Agent to directly transfer the funds for Tranche A and B into an escrow account opened by the firm Thelen Reid & Priest LLP, 875 Third Avenue, New York, NY 10022-6225, with Citibank, N.A., Citicorp Center, 153 East 53rd Streeet, New York, NY 10043, and the bank account information shall be communicated by the Borrower to the Agent, at the latest when the note regarding Tranche A of this Loan, which is cited in paragraph II, is communicated.

THE AGENT ACCEPTS SAID AUTHORIZATION.
-------------------------------------

The final amount of Tranche B of the Loan shall be set on December 30, 2005 and shall be equal to the total amount of the portions paid as of this date.

SUSPENSIVE CONDITIONS FOR PAYMENTS:
-----------------------------------

I - Suspensive conditions for both Tranche A and Tranche B of the Loan:

Delivery to the Agent:

     a) of "legal opinions" attesting to the legality of the guarantees promised hereinafter in Article 15, with regard to American law and the laws of the governments for companies for which the shares must be secured for the safety of the Loan, and specifying the formalities to be carried out in order to make these guarantees enforceable to third parties;

     b) of a certified true copy of the agreement of June 6, 2005 for the acquisition of at least 50% of the shares of the American company Pure World by Newco; this latter must not invoke a unit price for Pure World shares that is greater than USD 4.30;

     c) of an affidavit from the banks involved in the financing certifying that they were fully reimbursed by the Borrower, without subrogation, for the bank credits put into place for the acquisition of the companies Brucia and Hauser;

     d) of the list of persons authorized to sign the Note and their sample signature.

II - Suspensive Conditions related to Tranche A of the Loan:

Receipt by the Agent, at the latest at 10 o'clock in the morning, PARIS TIME, at least three (3) Business Days before the date that the funds are supposed to be available, of a Note for Tranche A of the Loan, created in accordance with the sample included as Appendix 2, sent by the Borrower and specifying the date upon which the payment is requested.

III - Suspensive Conditions related to each of the portions of Tranche B of the
Loan:

Receipt by the Agent, at the latest at 10 o'clock in the morning, PARIS TIME, at least three (3) Business Days before the date that the funds are supposed to be available, of a Note for Tranche B of the Loan, drafted in accordance with the sample included as Appendix 3, sent by the Borrower and specifying the date upon which the payment is requested. An affidavit from an authorized Newco representative certifying the unit purchase price for Pure World shares financed using the portion of the loan requested must be attached to this Note.

If the unit price is greater than USD 4.30, the payment shall not take place and the Loan shall immediately come due by law without legal formalities and the Agreement shall be terminated, barring a decision to the contrary made by the Lender Majority. The terms of the two last paragraphs of Article 18 hereinafter shall be applicable.

COMMON PROVISIONS:
-----------------

The Notes shall be sent by letter (Attn: Mr. Christophe Rizzo, Tel. 04.91.30.77.04, Fax 04.91.30.77.89) or by fax confirmed by mail.

They shall irrevocably bind the Borrower, which shall be required to accept the payment on the date and in accordance with the terms stipulated in said Notes.

By six o'clock in the evening (PARIS TIME) on the same day, at the latest, the Agent shall inform the Lenders of the content of the Notes, as well as the amounts to be paid corresponding to their individual commitments.

Each Lender shall participate in the payment request at the level of its Participation.

Each Bank shall make available to the Agent, by ten o'clock in the morning (PARIS TIME) on the payment date at the latest, the amount of its Commitment and the Agent shall make these funds available to the Borrower on same date.

However, if at the time the Agent receives a Note, the Borrower finds itself under one of the repayment circumstances cited in Article 18 hereinafter, or if one of the said repayment circumstances was about to occur, the Lenders shall not be required to pay the requested amount and the Agreement shall be terminated by law. In addition, in the event that the guarantees granted in
Article 15 were not created on September 30, 2005, the Lenders would no longer be obligated to pay any amount for Tranche B of the Loan and the portions paid shall be immediately due by law without any legal formalities.

In the event that all of the conditions set forth in Sections I and II hereinabove are not met by July 31, 2005 at the latest, the Lenders shall no longer be required to grant the Loan and the Agreement shall be automatically terminated.


ARTICLE 3 - INTEREST:
--------------------

TRANCHE A:

The amount lent shall accrue interest starting from the day of the order for transfer of funds at the EURIBOR rate over three (3) months, increased by 1.3% annually.

For each repayment date, the applicable EURIBOR rate shall be that published at eleven o'clock in the morning (BRUSSELS TIME) two (2) Business Days before the start of the Interest Period in question.

Interest shall be payable quarterly at the due date, in Euros, starting three
(3) months after the payment of funds for said Tranche.

TRANCHE B:

I - Interest applicable until December 30, 2005:

Each portion of the loan shall accrue interest starting from the day of the order for transfer of funds at the LIBOR rate over one (1) month, increased by 1.3% annually.

For each repayment date, the applicable LIBOR rate shall be that published at eleven o'clock in the morning (LONDON TIME) two (2) Business Days before the start of the Interest Period in question.

Interest shall be payable monthly at the due date, in USD, starting one (1) month after the payment of funds, and for the last time on December 30, 2005.

However, if payment of one of the portions of Tranche B of the Loan should occur on a date that does not allow for the last interest period to be equal to one
(1) month, the rate applicable to this last interest period and/or to this interest period if the payment took place on December 2, 2005, shall be the Fed Funds rate plus 1.3% annually.

II - Interest applicable starting on December 30, 2005:

Starting on December 30, 2005, the lent amount shall accrue interest at the LIBOR rate at three (3) months, plus 1.3% annually. The interest shall be payable quarterly at the due date, in USD, and for the first time at this rate on March 31, 2006.

For each repayment date, the applicable LIBOR rate shall be that published at eleven o'clock in the morning (LONDON TIME), two (2) Business Days before the start of the Interest Period in question.


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                                      -11-


COMMON PROVISIONS FOR ALL LOAN INTEREST:
---------------------------------------

Interest shall be calculated using the exact number of days per interest period, based on a 360-day year.

The Agent shall inform the Borrower of the amount of interest to by paid on each Interest Repayment Date at least five (5) Business Days before that date.


ARTICLE 4 - COMMISSIONS:
-----------------------

I - The Borrower shall pay to the Agent, for the Agent's services:

1) on the Signature Date, an Arranger commission, the amount of which was agreed upon with the Agent in a separate letter;

2) during the entire term of the Loan, an Agent's commission to be paid quarterly, the amount of which was agreed upon with the Agent in a separate letter.

II - The Borrower shall pay the Agent, to be delivered to the Lenders:

- on the Signature Date, a participation commission equal to 0.20% of the total Loan amount. This shall be calculated for each of the Tranches of the loan and shall be payable in Euros for Tranche A and USD for Tranche B;

- during the Draft Period, a non-use commission of 0.20% annually, which shall be calculated on the part of Tranche B of the Loan that is not being used starting from the Signature Date. This commission shall be payable quarterly at the due date and the payment date for the last portion of Tranche B of the Loan.

The Agent shall distribute the two aforementioned commissions between the Lenders in proportion to their Participation.


ARTICLE 5 - ANNUAL PERCENTAGE RATE (APR)
----------------------------------------

The Borrower acknowledges that because the Loan consists of two Tranches, one in Euros and the other in US dollars, each accruing interest at variable rates, and, in the case of Tranche B in US dollars, payable in multiple installments, it is not possible at the Signature Date to calculate the Annual Percentage Rate for the Loan.

However, the Borrower acknowledges having received from the Agent, in a separate letter that is included as an integral part of the Agreement, examples with data highlighting the corresponding annual percentage rate.

ARTICLE 6 - LOAN REPAYMENT- INTEREST PAYMENTS:
---------------------------------------------

I - REPAYMENT OF TRANCHE A:

The amount of Tranche A of the Loan must be repaid gradually through capital increases via stock options and stock warrants already issued and/or any other capital increase. The options can be redeemed for a value of 902,970 Euros with a final maturity date of May 2006; the stock warrants can be redeemed for a value of 7,052,688 Euros with a final maturity date of January 2008. The Borrower irrevocably agrees to first allocate the funds resulting from any capital increase to repay Tranche A of the Loan. The repayment shall take place at the closest Interest Repayment Date following the completion of any capital increase. In any case, Tranche A of the Loan must be completely repaid, by any means, by the Final Repayment Date for Tranche A of the Loan.

II - REPAYMENT OF TRANCHE B:

The Borrower agrees to repay Tranche B of the Loan in twenty-six (26) quarterly payments, with the first payment made three (3) months after the Consolidation, with each of the first twenty-five (25) payments amounting to eight hundred sixty-five thousand three hundred eighty-five US dollars (USD 865,385) and the twenty-sixth (26th) and last payment amounting to eight hundred sixty-five thousand three hundred seventy-five US dollars (USD 865,375).

In the event that the provisions of Article 11, Section I apply, the amortization of Tranche B of the Loan will be reviewed as a result.

III - INTEREST PAYMENTS FOR TRANCHES A AND B:

The Borrower shall pay the interest due at the expiry of the Interest Repayment Date, as indicated hereinabove.

IV - The principal and interest shall be payable to the Agent in the manner cited in Article 10, Section II. The Agent shall pay the amounts provided by the Borrower to each of the Lenders at the proper time, prorating them for their individual levels of Participation.


ARTICLE 7 - MARKET FAILURE:
--------------------------

In the event that the 3-month EURIBOR or 1 or 3-month LIBOR rates are not published, whatever the reason may be, or if these rates disappear completely:

-   the Agent shall immediately send official notice to the Borrower;

- the Agent and the Borrower shall meet as soon as possible and shall, in good faith, attempt to find a substitute interest rate that is acceptable to both parties;

- if an agreement is not reached within ten days from the notice served, the interest rate applied to the Borrower shall be the arithmetic mean of the refinancing rates for either EURIBOR or LIBOR prime banks, as applicable, after having eliminated the highest and lowest rates, plus the Margin; this rate shall apply starting from the date notice was sent as cited above until the expiry of the current Interest Period;

- at the expiry of the Interest Period, and in the absence of an agreement between the Borrower and the Lenders on the substitute interest rate necessary to continue the Tranche(s) of the Loan in question, the Borrower must completely reimburse the Lenders for the Tranche(s) in question before the repayment date, by paying them all amounts that are due to them under the Tranche(s) of the Loan in question, on the date of said repayment, including both capital and interest.


ARTICLE 8 - CHANGED CIRCUMSTANCES:
---------------------------------

I - If the passing of any new law, regulation, directive or recommendation, the modification of an existing law, regulation, directive or recommendation or an interpretation made by a competent authority results in one or more Lenders being subject to any tax measure (for example: taxes, fees or any other tax expense except corporate tax) or financial measure resulting in an increase in the associated charges either related to that or to their participation in either Tranche of the Loan or to maintenance of these Tranches, or reducing the net remuneration gained by it/them, the following provisions shall apply:

- the Lender in question must immediately inform the Agent, telling it the estimated increase in the cost of its participation in one or both of the Loan Portions in question, or of the reduction of its remuneration with regard to these; the Agent will then officially notify the Borrower;

- the Agent, the Lender concerned and the Borrower shall meet as soon as possible and seek, in good faith, a mutually acceptable solution to remedy the situation;

- in the absence of an agreement within thirty days from the notice served as stated hereinabove, the Borrower may:

    = either assume responsibility for paying all of the said increase or reduction, following approval of the calculation by the Lender in question,

    = or waive in advance all of the participation of said Lender for the Tranches of the Loan in question by paying said Lender all amounts that would be due for the Tranche(s) of the Loan in question on the date of said repayment (including its increase its costs and reduction in pay), and by compensating for the losses related to re-use of the funds that were incurred as a result of this early payment; the responsibilities of the Lender's in question shall be terminated automatically.

- the Borrower must inform the Agent and Lender concerned of its choice within eight days after the expiry of the thirty-day period.

II - Frustration
     -----------

In the event that any new law or regulation, amendment to any existing law, regulation, directive or note or interpretation which is made by a competent authority that makes it illegal or unlawful for one of the Lenders to maintain or fulfill its responsibilities with regard to Tranche A or Tranche B of the Loan, or with regard to both Tranches:

- the Lender in question shall immediately inform the Agent of this, and the Agent shall immediately officially notify the Borrower ;

-   the obligations of the Lender in question shall be automatically terminated;

- the Borrower shall repay in advance all of the Participation held by said Lender in the Loan Tranche(s) in question, by the date indicated in the notice, by paying it the principal and accrued interest that shall be due on the Loan Tranche(s) concerned at the date of said reimbursement.


ARTICLE 9 - MISCELLANEOUS EXPENSES:
----------------------------------

Expenses related to the Agreement, the legal opinions cited in Article 2,
Section 1, Paragraph a, the establishing of guarantees promised hereinafter, their follow-up work, as well as all costs and fees related to the proceedings that the Lenders shall be called to instigate shall be borne by the Borrower.

Any amount paid by the Lenders or the Agent towards the Loan in the place of the Borrower shall be considered a debt to the Lenders.


ARTICLE 10 - PAYMENTS:
---------------------

I - All of the amounts due under the Agreement to be made available to the Borrower shall be paid by the Lenders:

- to the Agent, by bank transfer, which the Agent will notify them at least two Business Days in advance, by the due date and with the description "Naturex - Tranche A of the Loan" or "Naturex - Tranche B of the Loan".

The Agent may, at any point, with advance notice of five (5) Business Days, provide a different domicile where the payments must be made to the Borrower.

The Agent shall pay the total amount due to the Borrower on the date set for the payment and in accordance with the payment instructions.

II - All amounts in Euros due to be paid by the Borrower to the Lenders under the Agreement shall be paid to the Agent by bank transfer from an account in Euros opened by the Borrower in the Agent's name by the due date. All amounts in US dollars due to be paid by the Borrower to the Lenders under the Agreement shall be paid to the Agent by bank transfer from an account in US dollars opened by the Borrower in the Agent's name by the due date. These accounts must be sufficiently funded. If this is not the case, the amounts due shall be recorded in a due and outstanding debts account which shall not be considered a current account.

III - All payments due under the Agreement and received by the Agent on behalf of the Lenders shall be distributed among the Lenders in proportion to their Participation, by their value date.

IV - All payments to the Lenders must be made net of all taxes or fees of any kind.

In the event that a law or regulation requires the Borrower to deduct taxes or fees of any kind from the amounts due to the Lenders, the Borrower shall increase the amounts due to the Lenders such that the Lenders receive, fully and by the due date, the amounts that they would have received in the absence of such deduction.

If said applicable legislation does not allow for such an increase, the Lender or Lenders concerned, the Agent and the Borrower shall meet to find a solution. If such a solution is not reached within thirty (30) days following the passing of said legal or regulatory clause, the Borrower shall renounce in advance the entire amount(s) of the Participation(s) that gave rise to said deduction or said taxes at the end of said thirty days and the Borrower shall pay the Lender or Lenders concerned the full amount that would be due to them under the Agreement at this same date, and will compensate it, or them, upon presentation of proof, until the end of the current Interest Period, for losses for reinvestment of capital that it or they will have experienced due to this pre-payment and the responsibilities of the Lender or Lenders concerned shall be automatically terminated.


ARTICLE 11 - EARLY REPAYMENT:
----------------------------

I - Mandatory early repayment:

Since the Loan was granted to acquire 100% of the shares of the US corporation PURE WORLD, in the event that, on the date of the Consolidation, for any reason whatsoever, NEWCO does not hold at least ninety percent (90%) of the shares of that corporation, the Borrower will have to repay the Loan in proportion to the shares of PURE WORLD not acquired with respect to the percentage of 100%. Repayment must be in Euros and US Dollars in proportion to the amount of each Tranche.

II - Voluntary early repayment:

A - Early repayment of Tranche A of the Loan at the Borrower's initiative:

On an Interest Due Date and subject to eight (8) Business Days' prior notice, the Borrower may repay in advance all or part of the loaned sum, subject to the following provisions:

-   the Borrower must be current with its payments to the Lenders,

-   any early repayment:

- must, in the case of a partial early repayment, total at least 500,000 Euros, and over that must be a multiple of 500,000 Euros;

- be irrevocable and therefore reduce the amount of Tranche A of the Commitment Loan for each Lender with regard to such Tranche.

B - Early repayment of Tranche B of the Loan at the Borrower's initiative:

After Consolidation, on an Interest Due Date and subject to eight (8) Business Days' prior notice, the Borrower may repay in advance all or part of the loaned sum, subject to the following provisions:

-   the Borrower must be current with its payments to the Lenders,

-   any early repayment:

     . must, in the case of a partial early repayment, total at least 500,000 Euros, and over that must be a multiple of 500,000 Euros;

     . be allocated, if it does not allow for complete repayment Tranche B of the Loan, to the principal amounts on the most distant due dates of such Tranche, and to the amount of principal outstanding of each Lender's share, in the corresponding proportion;

     . be irrevocable and therefore reduce the amount of Tranche B of the Commitment Loan for each Lender with regard to such Tranche.


ARTICLE 12 - DELINQUENT INTEREST - CAPITALIZATION:
-------------------------------------------------

Any Euro amount consisting of principal or interest, due and unpaid on its normal or early due date, shall accrue interest as a full matter of law at the weighted daily average offered for EURO transactions (EONIA), plus three percent (3%) per year counting from such due date. The same will apply for any expenses and disbursements that may be advanced by the Lenders at the time of this transaction, regardless of the cause or for any reason whatsoever.

Any US dollar amount consisting of principal or interest, due and unpaid on its normal or early due date, shall accrue interest as a full matter of law at the Fed Funds rate, plus three percent (3%) per year counting from such due date.

Interest will be capitalized if it is owed for at least an entire year, pursuant to article 1154 of the Civil Code.

This clause will not be an obstacle to a call for early repayment of the Loan as stipulated below in article 18.


ARTICLE 13 - EQUALIZATION OF PAYMENTS:
-------------------------------------

If, for any reason, a Lender receives partial or complete repayment of any amount owed under the Agreement other than in accordance with the provisions of the Agreement, it must immediately pay the Agent the amount thus obtained. The Agent will distribute it among the Lenders in proportion to the Commitment of each.


ARTICLE 14 - ALLOCATION OF PAYMENTS:
-----------------------------------

Any partial payment will be allocated first to penalties and accessory charges, then to interest and capitalized interest, then to normal interest, and finally to principal.


ARTICLE 15 - PROMISE OF GUARANTEES:
----------------------------------

The Borrower promises to grant the Lenders, which accept, as surety for repayment of the principal amount of Loan Tranches A and B, and payment of interest, fees, penalties, expenses, and accessory charges corresponding to each such Tranche, a first-call pledge, up to the proportional amount of:

1) all shares of the US corporation NATUREX Inc., representing 100% of the shares and voting rights of such corporation, the percentage to which the pledge must be maintained during the entire duration of the Loan;

2) all shares of the US corporation NEWCO, representing 100% of the shares and voting rights of such corporation, the percentage to which the pledge must be maintained during the entire duration of the Loan.

These guarantees must be awarded before September 30, 2005.

Before establishing such guarantees, the Borrower must send the Agent any documentation it may request and which may be needed to establish such pledges.


ARTICLE 16 - REPRESENTATIONS:
----------------------------

I - The Borrower represents:

- that it is a corporation duly organized and in valid existence, with the capacity to enter into this Agreement and to execute all obligations deriving therefrom;

- that there are currently no proceedings underway against it, before any administrative, judiciary, or arbitration tribunals, nor before any governmental authority or agency, which might threaten its capacity to execute its obligations under the Agreement or which might have a significant unfavorable impact on its activities, assets, or financial situation;

- that the financial documents sent to each Lender have been prepared in accordance with generally accepted accounting principles, that they are in order and accurate, and that they faithfully reflect its assets, financial situation, and results;

- that neither the execution of the Agreement, nor the performance of the obligations deriving therefrom, are contrary to or violate any provision of its bylaws or any legal or regulatory provision corresponding thereto, the provisions of any agreement or commitment to which it is party, or a definitive judicial ruling binding on it;

- that no event mentioned in article 18 "EARLY CALL OF THE LOAN AND CANCELLATION" below has occurred or is on the point of occurring;

- that the above shares promised in guarantee are not and will not be encumbered by any privilege or pledge, and are not and will not be subject to any inalienability of any kind whatsoever.

These representations are considered as being repeated at the time of payment of the funds under Tranche A of the Loan, and at the time of payment of each fraction of Tranche B of the Loan.


ARTICLE 17 -SPECIFIC COMMITMENTS:
--------------------------------

I - Within forty (40) Business Days after the Signing Date, the Borrower undertakes to send the Agent a certified copy of the current account agreements entered into with NATUREX Inc. and NEWCO.

II - So long as the Borrower is Debtor to the Lenders under the Agreement:

The Borrower undertakes to provide the following to the Agent, in a sufficient number for each of the Lenders:

1) As soon as possible, and no later than ninety (90) days after the preparation date of the Semi-Annual Consolidated Financial Statements, certified copies of its semi-annual consolidated balance sheet and income statement, accompanied by any corresponding supplementary information;

2) As soon as possible, and no later than one hundred twenty (120) days after the closing date of the Fiscal Year, its annual corporate documents (balance sheet, income statements, and appendices), certified by the Statutory Auditors and approved by the shareholders, and any corresponding supplementary information, as well as the same documents corresponding to the Consolidated

Financial Statements, also accompanied by the general report and special report of the statutory auditors for each balance sheet and income statement provided;

3) As soon as possible, and no later than one hundred eighty (180) days after the closing date of the Fiscal Year, a certified extract of the minutes of the annual Ordinary General Shareholders Meeting that approved such financial statements;

4) Each year, the balance sheet and other accounting documents of NATUREX Inc. and NEWCO, or similar documents stipulated by the law to which they are subject.


III - The Borrower undertakes:

A) to calculate, at the end of each semi-annual period of the Fiscal Year, Ratios R 1 and R 2, and to inform the Agent in writing of its results, accompanied by an affidavit from the Statutory Auditors certifying the level of such Ratios, no later than ninety (90) days after settlement of the Semi-Annual Consolidated Financial Statements and no later than one hundred twenty (120) days after the Closing Date of the Fiscal Year. The affidavit must be accompanied by the documents mentioned in paragraph 1), Title II of this article for calculation of the first half, and the documents mentioned in paragraph 2), Title II of this article for calculation of the second half;

B) to ensure that the financial documents mentioned in Title II above are accurate and exact;

C) Notwithstanding the impact of the IFRS norms on the Income Statement--to the extent that the Borrower represents having taken it into consideration in the projections it sent to the Lenders that were used to define the Ratio thresholds, and provided that after applying such norms, the Ratios will be able to be defined in accordance with the DEFINITIONS contained in the heading of this instrument--the Borrower undertakes, in the event of a change in the accounting rules and principles used in preparing the financial statements and accounting documents of the Borrower and/or the NATUREX Group, or in the event of a change made by the Borrower in preparing the financial statements and accounting documents in accordance with the applicable regulations:

          - to inform the Agent, as soon as possible,

          - to negotiate in good faith, with a view to consenting to any changes to be made to the Ratios and/or the methods of calculating them, in order to afford the Lenders protection comparable to that offered by the Agreement before such amendments;

          - and to sign any addendum to the Agreement that may be necessary.

IV - The Borrower undertakes:

1. to immediately notify the Agent of the occurrence of any of the circumstances constituting a case of early calling of the loan as provided for in article 18, of which it may be aware, and of the initiatives taken to remedy it;

2. to not change its legal status;

3. to inform the Agent as soon as possible of any events likely to seriously affect the amount and value of its assets or to significantly increase the volume of its commitments;

4. to inform the agent as soon as possible of any events likely to unfavorably affect its ability or willingness to meet its obligations and commitments under the Agreement;

5. to inform the Agent of any change equal to or greater than five percent (5%) in the distribution of its capital stock.

V - The Borrower undertakes to not grant to other creditors, as surety for any present or future loan debt, or as surety for any guarantee of such debt, any privilege, surety, or charge of any kind whatsoever, without granting the Lenders the same surety at the same level of priority. However, this provision will not apply in the case of third-party financing of the acquisition of any fixed asset to the extent that the surety applies solely to the asset in question and guarantees only the payment or financing of this asset.

VI - Assets given or promised in guarantee to the Lenders may not be sold, contributed to another corporation, including by means of merger or split, or encumbered by any privilege whatsoever, without the consent of a Majority of the Lenders.

VII - The Borrower may not engage in any transaction, of any kind whatsoever, that might directly or indirectly result in a reduction of a quarter of the value of its fixed assets, without the consent of a Majority of the Lenders.

VIII - The Borrower undertakes to send to the Lenders, by prior agreement:

a) any new external growth plan (long-term and/or intangible fixed assets) greater than or equal to three million Euros (3,000,000 Euros), any sale of assets greater than or equal to one million Euros (1,000,000 Euros), and/or any off-balance sheet commitment greater than or equal to five million Euros (5,000,000 Euros);

b) any investment plan (tangible fixed assets) provided that the annual consolidated total investments, including such plan, realized by the group exceeds five million Euros (5,000,000 Euros), on the understanding that this amount is extended for 2005 and 2006 net of fixed-asset investments already engaged as shown in the Business Plan provided by the Borrower, i.e., six hundred thousand Euros (600,000 Euros) for the BRUCIA warehouse, and two million, five hundred thousand Euros (2,500,000 Euros) for expansion of the AVIGNON site.

IX - In the case of a rate risk hedging transaction covering all or part of the Loan and for all or part of the duration of the Loan, all things being equal, the Borrower undertakes to perform the transaction through the Arranger. This transaction must comply with the clauses of the Agreement as stipulated in Title V of this article, as well as dash-points sixteen and twenty-one, paragraph 2), of article 18 below.

X - The Borrower undertakes:

- to maintain their policy in insurance related matters, specifically with regard to civil liability, in conformity with common practice in the commercial sector in which it operates;

-   to comply with environmental regulations.


ARTICLE 18 - EARLY CALL OF THE LOAN AND CANCELLATION:
----------------------------------------------------

Upon the occurrence of one or more of the following events, the Agent, unless ordered otherwise by a Majority of Lenders, shall declare as due, by notification and without judicial formality, all amounts owed to the Lenders under the Loan:

1) Failure to pay, on a timely basis, all or only part of a principal or interest payment, and/or a fee and/or any amount owed under the Loan, after the lapse of a period of ten (10) days after issuance of a notice to perform to the Borrower by the Agent.

Such notice to perform will be issued by the Agent as a simple registered letter with return receipt.

The benefit of early calling of the loan remains valid notwithstanding any subsequent offers, settlements, or deposits.

2) Fifteen days after issuance of a notice to perform in any of the following cases:

-   breach by the Borrower of any of its obligations under the Agreement;

- use of the Loan for purposes not consistent with those for which it was granted;

- inaccuracy, except as a result of a simple material error, in any of the justifications provided or any of the representations made under this Agreement;

- an increase in the average purchase price of the PURE WORLD shares acquired by NEWCO, to greater than 4.30 USD;

- merger, takeover, or split of the Borrower, without the prior consent of a Majority of Lenders;

-   failure to meet either of Ratios R 1 or R 2 below:

    -------------------------------------------------------------------------------
                                                                       Fiscal Years
    Ratios    Fiscal Year 2005   Fiscal Year 2006   Fiscal Year 2007     2008-2011
    -------------------------------------------------------------------------------
    R 1            < 3.75             < 3.25               < 3              < 3
                   -                  -                    -                -
    -------------------------------------------------------------------------------
    R 2 (%)        < 95               < 80                 < 75             < 70
                   -                  -                    -                -
    -------------------------------------------------------------------------------

- court-ordered liquidation, dissolution, or amicable liquidation of the Borrower;

- complete cessation or significant reduction of the Borrower's operations, whether or not resulting from a contribution to a partnership's assets, even if by means of merger or split;

- suspension by the Borrower of its payments, or default of any of its obligations under other commitments assumed by the latter, or those in favor of any credit or banking establishment, or any social security agency or Public Treasury agency;

- annulment or cancellation, for any reason, of the protocol for the acquisition of PURE WORLD shares, or annulment or cancellation of such sale;

- the promised guarantees are not provided at first level or priority, and in proportion only between the Lenders, for any reason whatsoever;

-   the guarantees that are granted cease to be valid;

-   attachment of all or part of the assets promised or given in guarantee;

- except with the consent of a Majority of the Lenders as to a merger structure to take over NATUREX Inc. and/or NEWCO and/or PURE WORLD:

          o in case of the complete or partial disappearance of one or more of the pledges;

          o in the event that the Borrower does not hold 100% of the capital and voting rights of NATUREX Inc.;

          o in the event that the Borrower does not hold 100% of the capital and voting rights of NEWCO;

-   merger, merger/ takeover, or split of the Borrower;

- change in legal, financial, or other status occurring in the structure, bylaws, or activities of the Borrower, which would be likely to significantly affect its ability to meet its obligations under the Agreement;

- communication to the Lenders of a general report from the Statutory Auditors indicating a refusal to certify the financial statements, or a certification of the financial statements containing serious qualifications;

- failure by the Borrower to directly or indirectly hold at least 51% of the capital and voting rights of PURE WORLD by no later than September 30, 1995;

- failure by the Borrower, subsequently and at a given time, to directly or indirectly hold at least 51% of the capital and voting rights of PURE WORLD;

- call for early repayment of an amount owed by the Borrower to one or more of the Lenders under another loan or credit totaling over 250,000 Euros, unless the Borrower has filed suit in good faith with a competent court and insofar as no final ruling has been handed down against the Borrower;

- call for early repayment of an amount owed by the Borrower to another Lender under another loan or credit totaling over 500,000 Euros, unless the Borrower has filed suit in good faith with a competent court and insofar as no final ruling has been handed down against the Borrower.

In the event of a call for early repayment of the Loan, the Borrower will indemnify the Lenders for any cost for replenishment of the funds until the end of the current Interest Periods.

The Lenders may at any time enforce the clauses for early repayment as provided for in the Agreement, without the non-exercise of such rights implying any waiver on their part, unless the Lenders have expressly waived any such clause.


ARTICLE 19 - AGENT'S MANDATE:
----------------------------

Each Lender hereby gives authority to the Agent, which accepts it, to take in their name and stead any measures, and exercise any authority, expressly delegated thereto pursuant to the Agreement and specifically in order to regularize the guarantees.

The Agent and its directors, agents, and employees incur no liability for their action or inaction within the framework of the above authority, except for gross negligence or fraud; without this list being limiting, it is expressly stipulated that the Agent:

- may act or refrain from acting in relying on the Borrower's representations and the content of any notice, certification, or other document or instrument it believes to be authentic, issued by any competent party;

- will have no obligation to undertake inquiries and verifications with regard to compliance with and execution of the Borrower's obligations and commitments, or the financial or legal situation. However, the Agent must claim from the Borrower the financial documents mentioned in article 17, Title II and Title III, paragraph A, if the Borrower has not sent them thereto within the anticipated timeframes;

The Agent will send to the Lenders the documents mentioned in article 17, Title I, within eight days of their receipt.

The Agent's obligation to advise the Lenders of any facts and conditions whatsoever, within the framework of the Agreement, is limited to sending information it receives in performing its duties, on the understanding that the Agent undertakes to notify the Borrower as well as the Lenders of any non-payment by the Borrower of any amount owed under the Agreement as soon as it has noted this lack of payment.

The Agent will not be liable for the successful execution, legality, validity, enforceability, or content of the Agreement, or of any other document sent under the Agreement.

With regard to its participation in the Loan, the Agent will have the same rights and authority as the other Lenders.

The Borrower will reimburse the Agent for any expenses reasonably incurred by the Agent during the exercise or protection of all rights of the Lenders under the Agreement, including the fees and expenses of legal advisors; in the event that the Borrower fails to make such repayment, each Lender will repay to the Agent, upon the latter's first request and subject to justification, a part of such expenses in proportion to its Commitment in the Loan; the Borrower, however, shall not be discharged from his own obligations in this regard.

Each Lender undertakes to engage in no offset between the loan it holds against the Borrower under the Agreement, and any other loan it holds or might hold against the Borrower.

In the event that any of the Lenders other than the Agent fails to meet its obligations, the Agent will not in any way be held liable vis-a-vis the Borrower.

The Agent will undertake to transfer to the Borrower the sums received from the Lenders, and to the Lenders the sums received from the Borrower on their behalf, on the same value date.

However, in the event that the Agent has not actually received these amounts from the Lenders or, as the case may be, from the Borrower, the Lenders and the Borrower undertake to repay the Agent at its first request.

These amounts will be supplemented by the Lenders, by interest calculated at the EONIA rate for the period counting from (and including) the value date when the Agent paid the corresponding funds, until the value date (not including it) when the Agent received the funds; and by the Borrower, by the delinquency penalties stipulated in article 12.

If any of the Lenders is aware of an event as defined in article 18 "EARLY CALL OF THE LOAN AND CANCELLATION" above, such Lender must inform the Agent, who must inform the other Lenders thereof.

The Agent may not see its liability called into question for any measure taken at the request of a Majority of the Lenders, and any measure taken upon such request will be binding on all the Lenders, on the understanding that no stipulation of the Agreement authorizes the Agent to agree with the Borrower to any change in the terms of the Agreement without the prior written consent of a Majority of the Lenders in accordance with the cases stipulated in the Agreement. It is expressly noted that the clauses corresponding to the Loan amounts, duration, interest rate, and guarantees cannot be amended without the prior written consent of all the Lenders.

Under no circumstances may the Agent settle on behalf of the Lenders or represent them in court, without their prior written consent.


ARTICLE 20 - AGENT'S SUCCESSION:
-------------------------------

The Agent may resign from its duties under the Agreement upon notification to the Lenders and the Borrower. A Majority of Lenders may also discharge the Agent of its duties with the consent of the Borrower.

The cessation of the Agent's duties will only be effective after the appointment, by a Majority of the Lenders, of a successor to the Agent, and with the consent of this successor and the Borrower.

In the event that a Majority of the Lenders fails to appoint an Agent within thirty (30) Business Days after the latter's resignation or dismissal, the Agent itself will be entitled to appoint its successor with the consent of the Borrower. If the Agent and the Borrower are unable to come to an agreement on a successor, the Borrower will be required to propose a bank to the Agent. The Agent's Successor must be a French bank and give its consent.


ARTICLE 21 - ASSIGNMENT OF RIGHTS AND OBLIGATIONS:
-------------------------------------------------

The Borrower may not under any circumstances assign or transfer its rights and obligations under the Agreement, without the prior written consent of the Lenders.

Each Lender will be entitled to assign or transfer all or part of its rights and obligations under the Agreement, which must necessarily be assigned simultaneously and in the same proportion in Tranche A and Tranche B of the Loan, for a minimum total of five hundred thousand Euros (500,000 EUR) and five hundred thousand US dollars (500,000 USD), to any credit or banking establishment of quality, subject to the Borrower's prior consent, which consent must be given within thirty (30) days of the request and which may not be unjustifiably refused. In the absence of a response from the Borrower, consent will be assumed as having been acquired after the fifteenth of the aforementioned days.

In the event of refusal, the Borrower must inform the Lender in question of the reason for its refusal.

[This is] on the understanding that the assignee of this Commitment must reconcile it in the books either of its corporate headquarters or an agency located in Metropolitan France, or in the books of its headquarters or an agency located in a country with which France has signed a tax treaty to prevent double taxation, allowing the payment of any amount under the Loan with no withholding at source, deduction, or tax whatsoever.

If any of the Banks wishes to transfer all or part of its rights and obligations as provided for above, it must send the Agent a transfer document consistent with the model provided in Appendix 4, duly completed and signed by it, the assignee, and the Borrower.

Any assignment or transfer will entail the receipt, by the Agent, of an assignment fee of one thousand Euros net of tax (1,000 EUR net of tax) to be assumed by the assignor. However, this fee will not be received in the case of an assignment within a single banking group.

ARTICLE 22 - NOTIFICATIONS:
--------------------------

Any notifications, requests, or communications to be made, and any documents to be issued by the Borrower, Agent, or Lenders, must be made and issued by letter or fax (in the latter case, with confirmation by either simple letter or registered letter with return receipt).

     -    In the case of the Borrower:
           ---------------------------

          NATUREX S.A.
          Attn.: Mr. Thierry Lambert
          Pole Technologie Agroparc
          B.P. 1218
          Avignon Cedex 9 84911
          France
          Tel.: +33 (0)4.90.23.96.89
          Fax:  +33 (0)4.90.23.73.40

     -    In the case of the Agent:
          ------------------------

          NATEXIS BANQUES POPULAIRES
          Attn:  Christophe Rizzo
          408 avenue du Prado
          13295 Marseilles cedex 08
          France
          Tel.: +33 (0)4.91.30.77.04
          Fax:  +33 (0)4.91.30.77.89


ARTICLE 23 - NON-WAIVER
-----------------------

The fact that the Agent, the Banks, one of the Banks, or the Borrower fails to exercise any right or appeal, or exercises it only partially, or with a delay, will not constitute a waiver of such right or appeal.


ARTICLE 24 - AMENDMENTS
-----------------------

The Agreement and its Appendices may only be amended under the conditions set forth in article 18 above with the prior written consent of the Lenders, except in the case of express provisions for which the consent of a Majority of Lenders will be sufficient.


ARTICLE 25 - SEVERABILITY
-------------------------

In the event that any of the provisions of the Agreement become or are declared null, prohibited, or invalid, the validity of the other provisions of the Agreement will not for that reason be called into question.

ARTICLE 26 - TRANSLATION
------------------------

It is hereby specified that, at the request of the Borrower, a translation into English of this Agreement was made, which translation was made under its sole responsibility. Such translation shall not be executed by the parties.

It is expressly provided that only the terms and conditions set forth in the French version of this Agreement shall be binding on the parties.


ARTICLE 27 - APPLICABLE LAW - ASSIGNMENT OF JURISDICTION - DOMICILE
-------------------------------------------------------------------

Any issues relating to the validity, interpretation, effects, or execution of the Agreement or to the rights, appeals, and obligations of the parties to the Agreement will be evaluated and judged in accordance with French law.

The Courts of Paris will have sole jurisdiction for any dispute relating to the Agreement.

Moreover, for execution of this instrument, each party elects domicile at its corporate headquarters or agency in France.

Issued and signed in six counterparts, in Avignon, France

On June 28, 2005.




NATUREX                                  NATEXIS BANQUES POPULAIRES


Banque CREDIT LYONNAIS                   Banque SOCIETE GENERALE


Banque CIC LYONNAISE DE BANQUE           Banque CRCAM ALPES PROVENCE

                                  A N N E X E  1


-------------------------------------------------------------------------------------------------------------------------
                               Commitments
                            -----------------                        Parties to be contacted
        LENDERS              en M   en M  en                      After the signing of the loan
                             EUR    USD    %
-------------------------------------------------------------------------------------------------------------------------
                                               For he communication of any        For the communication of information
                                               information (except cash issues)   involving only cash issues
                                               --------------------------------------------------------------------------
NATEXIS BANQUES              1.5    4.5   20   Name :                             Name :
POPULAIRES                                     Christophe RIZZO                   Pascale LE DU
45, rue Saint-Dominique                        Charge d'Affaires                  Gestion des Credits - 848 Agent
75007 PARIS
                                               Tel.: 04.91.30.77.04               Tel.: 01.58.32.63.95
                                               Fax : 04.91.30.77.89               Fax : 01.58.32.24.90

-------------------------------------------------------------------------------------------------------------------------
CREDIT LYONNAIS              1.5    4.5   20   Name :                             Name :
19 Boulevard des Italiens                      Laurence SCHEFFER ou               Martine BOUVIER ou Evelyne NOEL
75002 PARIS                                    Beatrice LIBOSVAR                  Gestion des Contrats Entreprises
                                               Responsables de Clientele

                                               Tel.: 04.42.90.25.11               Tel.: 04.72.60.68.25 / 04.72.60.68.26
                                               Fax : 04.42.90.70.84               Fax : 04.72.60.67.07

-------------------------------------------------------------------------------------------------------------------------
SOCIETE GENERALE             1.5    4.5   20   Name :                             Name :
29 Boulevard Haussmann                         Frank d'HOIR                       Valerie LAMBERT
75009 PARIS                                    Directeur Commercial Entreprises   Chargee d'Etudes PME

                                               Tel.: 04.90.80.57.05               Tel.: 04.90.80.57.12
                                               Fax : 04.90.80.57.65               Fax : 04.90.80.57.65

-------------------------------------------------------------------------------------------------------------------------
CIC LYONNAISE DE BANQUE      1.5    4.5   20   Name :                             CONCOMITAMMENT
8 Rue de la Republique                         Roger JULIEN                       Name :
69001 LYON                                     Directeur de Reseau                Roger JULIEN et Gerard HUDRY
                                                                                  Directeur de Reseau/Directeur du Credit

                                               Tel.: 04.66.76.66.85               Tel.: 04.66.76.66.85
                                               Fax: 04.66.76.66.77                Fax : 04.66.76.66.77

-------------------------------------------------------------------------------------------------------------------------
CAISSE REGIONALE             1.5    4.5   20   Name :                             Name :
DE CREDIT                                      Olivier EBELIN-GERMANN             Franck BRECHON
AGRICOLE ALPES                                 Charge d'Affaires Entreprises      Gestion des Engagements et des Risques
PROVENCE
25 Chemin des Trois Cypres                     Tel : 04.90.13.81.00               Tel.: 04.90.49.21.10
13090 AIX-EN-PROVENCE                          Fax : 04.90.88.21.33               Fax : 04.90.49.21.81

-------------------------------------------------------------------------------------------------------------------------

                                A P P E N D I X  2

                SAMPLE NOTICE OF PAYMENT OF TRANCHE A OF THE LOAN


To   :    the Agent


From :    NATUREX


                                       the


                         LOAN CONSISTING OF TWO TRANCHES
                      - Tranche A of:       7,500,000 EUROS
                      - Tranche B of:       22,500,000 USD

                                     NATUREX

                     Agreement of ..........................


Please be advised that we are requesting that you pay the funds of Tranche A of the loan, for the

Pursuant to article 2 of the Agreement, payment of the sum of seven million, five hundred thousand Euros (7,500,000 EUR) is to be made to account
No............... open on the books of ...............

We confirm to you the absence of any event likely to require an early call of the loan.

The expressions defined in the Agreement have the same meaning as in this Notice.

                              --------------------

(Signature of a qualified individual from NATUREX).

                                A P P E N D I X  3

                SAMPLE NOTICE OF PAYMENT OF TRANCHE B OF THE LOAN


To   :    the Agent


From :    NATUREX


                                       the


                         LOAN CONSISTING OF TWO TRANCHES
                      - Tranche A of:       7,500,000 EUROS
                      - Tranche B of:       22,500,000 USD

                                     NATUREX

                     Agreement of ..........................


Please be advised that we are requesting that you pay the funds of Tranche B of the loan, i.e.

-    Date of provision of the funds     :

-    Amount                             :

Pursuant to article 2 of the Agreement, payment of the sum of ...............
USD is to be made to account No............... open on the books of
................

We confirm to you the absence of any event likely to require an early call of the loan.

The expressions defined in the Agreement have the same meaning as in this Notice.

                              --------------------

(Signature of a qualified individual from NATUREX).

                               A P P E N D I X  4

                           SAMPLE ASSIGNMENT DOCUMENT


To   :    the Agent


From :    the Corporation



                          on  [          ] [         ]


                    LOAN OF 7,500,000 EUR AND 22,500,000 USD

                                   Corporation
                                 AGREEMENT DATED


Dear Sirs,

The undersigned Bank assigns and transfers to [              ] (the "Assignee")
with no guarantee other than that of the existence of the loan [and] its rights
and obligations, the sum of [       EUR] in its Commitment under Tranche A of
the Loan, and the sum of [       EUR] in Tranche B of the Loan.

The Assignee requests that the Agent note that as of [              ] it assumes
on its own behalf the rights and obligations of [               ] in the amount
of [       EUR] and [       USD] of its Commitment. It confirms that it is in
possession of a copy or a certified copy of the Agreement, acknowledges that it is bound by the terms and conditions of the Agreement, and consequently that it will execute the corresponding obligations. The Bank also undertakes to pay to the Agent a fee of one thousand Euros (1,000 EUR) as stipulated in Article 21 "ASSIGNMENT OF RIGHTS AND OBLIGATIONS."

This assignment applies to the principal amount of [       EUR] by the Assignee
to the assigning Bank.

The Assignee may only assign this same receivable under the conditions set forth in article 21, "ASSIGNMENT OF RIGHTS AND OBLIGATIONS."

Pursuant to article 1690 of the Civil Code, this instrument will be served to the Borrower. To this end, all authority is given to the bearer of an original or an extract of this instrument.

The contact information of the Assignee for purposes of the Agreement are the following:

Assignee Name:

Agency:

[                ]

Telephone        :
Fax              :

Attn.:


Payments corresponding to the current sum must be sent to the Assignee at Euro
account No. [      ] at Bank [             ] under reference [             ] and
at US dollar account No. [       ] at Bank [             ] under reference
[            ].

The expressions defined in the Agreement retain the same meaning as in this assignment instrument.


------------------------                                ------------------------
    Assigning Bank                                              Assignee


NATUREX consents to the assignment occurring between the Bank and the Assignee mentioned above.


                                                    -----------------
                                                         NATUREX